ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-269159

Dell International L.L.C.

and

EMC Corporation,

as Co-Issuers

PRICING TERM SHEET

$1,000,000,000 5.250% Senior Notes due 2028

$1,000,000,000 5.750% Senior Notes due 2033

January 9, 2023

This supplement (this “Pricing Term Sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement dated January 9, 2023 (the “Preliminary Prospectus Supplement”) supplementing the base prospectus dated January 9, 2023 (the “Base Prospectus”) included in the registration statement (File No. 333-269159) filed with the Securities and Exchange Commission (the “SEC”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent inconsistent with the information contained therein. Terms used but not defined in the Pricing Term Sheet will have the meanings assigned in the Preliminary Prospectus Supplement.

Terms Applicable to All Notes

Co-Issuers:	Dell International L.L.C. and EMC Corporation (the “Issuers”)

Aggregate Principal Amount of the Notes:	$2,000,000,000

Notes Ratings:	Baa2 / BBB / BBB*

Trade Date:	January 9, 2023

Settlement Date:

January 24, 2023 (T+10)

The settlement date of January 24, 2023 is the tenth business day following the trade date (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

Distribution:	SEC Registered

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

Minimum Denominations:	$2,000 and $1,000 increments in excess thereof

Joint Book-Running Managers (in tiered alphabetical order):

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers (in alphabetical order):	BNY Mellon Capital Markets, LLC ING Financial Markets LLC Santander Investment Securities Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank Truist Securities, Inc.

Co-Syndicate Managers (in alphabetical order):	Roberts & Ryan Investments Inc. Siebert Williams Shank & Co., LLC

Terms Applicable to the 5.250% Senior Notes due 2028

Title of Securities:	5.250% Senior Notes due 2028 (the “2028 Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	February 1, 2028

Issue Price:	99.955% plus accrued interest, if any, from January 24, 2023

Coupon:	5.250%

Yield to Maturity:	5.260%

Gross Proceeds:	$999,550,000

Spread to Benchmark:	T+160 basis points

Benchmark:	3.875% UST due December 31, 2027

Benchmark Price / Yield:	100-31 / 3.660%

Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2023

Record Dates:	January 15 and July 15 of each year

Optional Redemption:	Make-whole call @ T+25 bps prior to January 1, 2028 (one (1) month prior to maturity) Par call on or after January 1, 2028 (one (1) month prior to maturity)

CUSIP/ISIN:	24703DBJ9 / US24703DBJ90

Terms Applicable to the 5.750% Senior Notes due 2033

Title of Securities:	5.750% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	February 1, 2033

Issue Price:	99.788% plus accrued interest, if any, from January 24, 2023

Coupon:	5.750%

Yield to Maturity:	5.778%

Gross Proceeds:	$997,880,000

Spread to Benchmark:	T+225 basis points

Benchmark:	4.125% UST due November 15, 2032

Benchmark Price / Yield:	104-29+ / 3.528%

Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2023

Record Dates:	January 15 and July 15 of each year

Optional Redemption:	Make-whole call @ T+35 bps prior to November 1, 2032 (three (3) months prior to maturity) Par call on or after November 1, 2032 (three (3) months prior to maturity)

CUSIP/ISIN:	24703DBL4 / US24703DBL47

The Issuers have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Barclays Capital Inc., by telephone: (888) 603-5847, BofA Securities, Inc., by telephone toll free: 1-800-294-1322, Goldman Sachs & Co. LLC, by telephone: 866-471-2526, J.P. Morgan Securities LLC, by telephone: 1-866-803-9204, Morgan Stanley & Co. LLC, by telephone: 1-866-718-1649 and Wells Fargo Securities, LLC, by telephone toll free: 1-800-645-3751.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.